Exhibit 99.1

FOR IMMEDIATE RELEASE		NEWS RELEASE

Date Submitted:	April 23, 2012	Contact: Samuel G. Stone
NASDAQ Symbol:	FBMI	Executive Vice President and
Chief Financial Officer
(989) 466-7325

Firstbank Corporation Announces Cash Dividend on Common Stock

Alma, MI (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.01 per share cash dividend will be paid June 14, 2012, to common stock shareholders of record as of May 25, 2012. The $0.01 per share cash dividend is a quarterly amount which is unchanged from the quarterly amount paid in the prior quarter. However, the cash dividend paid in March, 2012, also included an additional $0.05 per share, which represented an additional amount based on earnings for the entire year of 2011. As stated at the time of announcement of the prior quarter dividend, we intend to maintain a dividend rate for the remaining quarters of 2012 of $0.01 per share per quarter, with an additional amount to be considered following the completion of the year.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a community bank local decision-making, multi-bank-charter, format with assets of $1.5 billion and 52 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains forward-looking statements that involve risks and uncertainties, for example statements concerning future dividends. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.